Exhibit 99.1

RPM Names P. Kelly Tompkins to Additional Post of Chief Financial Officer

MEDINA, OH – June 23, 2008 – RPM International Inc. (NYSE: RPM) announced today that P. Kelly Tompkins, executive vice president and chief administrative officer, will assume the additional duties of chief financial officer, effective immediately. Ernest Thomas, chief financial officer since August 2007, has left the company to pursue other business interests.

As chief administrative officer since October 2006, Tompkins has responsibility for all of RPM’s financial, legal and communication functions, including investor relations. He previously served as senior vice president, general counsel and secretary since October 2002, vice president, general counsel and secretary since June 1998 and joined the company as assistant general counsel in 1996.

“From his existing oversight of all financial functions within RPM and long tenure with the company, Kelly Tompkins brings strong credentials to his additional responsibilities as CFO,” stated Frank C. Sullivan, RPM president and chief executive officer. “Kelly knows our business, both from a financial and strategic perspective, and importantly is a familiar face to the investment community. As CFO, he assumes direct leadership responsibility for a highly skilled team of experienced professionals, including Keith Smiley, vice president and treasurer; Matt Ratajczak, vice president – global taxes; and our most recent addition, Barry M. Slifstein, vice president and controller,” stated Sullivan.

As announced in RPM’s third quarter conference call, fiscal 2008 earnings will be released on Monday, July 21, followed by the company’s annual year-end analyst luncheon at the New York Stock Exchange later that day.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it- yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust- Oleum, DAP, Varathane and Testors.

For more information, contact P. Kelly Tompkins, executive vice president – administration and chief financial officer at 330-273-5090 or ktompkins@rpminc.com.

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